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                        [HUNTON & WILLIAMS LETTERHEAD]



                                                                   EXHIBIT 12(b)


                              _________ __, 1999



Alterman Investment Fund, Inc.
182 Hilderbrand Drive, N.W.
Suite 102
Atlanta, Georgia  30328

               Reorganization of Alterman Investment Fund, Inc.
                And Smith Barney Muni Funds, Georgia Portfolio
                      Certain Federal Income Tax Matters
                      ----------------------------------

Ladies and Gentlemen:

  We have acted as counsel to Alterman Investment Fund, Inc., a Delaware corporation (the "Acquired Fund"), in connection with the proposed acquisition of the assets of the Acquired Fund by Smith Barney Muni Funds, Georgia Portfolio, a separate portfolio of a Massachusetts business trust (the "Acquiring Fund"). This letter refers to the proposed acquisition of assets as a "Reorganization." You have requested our opinion concerning certain federal income tax consequences of the Reorganization.

  With respect to the Reorganization: (1) the Acquired Fund will transfer all of its assets to the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares"); (2) the Acquiring Fund will assume the stated liabilities, if any, of the Acquired Fund; (3) the Acquired Fund will distribute the Acquiring Fund Shares (including fractional shares, if any) to its shareholders; and (4) the Acquired Fund will terminate its existence. No shareholders of the Acquired Fund are entitled to dissenters' rights with respect to the Reorganization.

  The Reorganization will be accomplished pursuant to an Agreement and Plan of Reorganization (the "Agreement"). In giving this opinion, we have examined the Agreement and such other documents as we have considered necessary. In addition, appropriate officers of the Acquired Fund and the Acquiring Fund have represented to us the following facts:
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Alterman Investment Fund, Inc.
_____ __, 1999
Page 2

  1. The Acquired Fund qualifies, and will continue to qualify up to the effective time of the Reorganization, as a regulated investment company (a "RIC") under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). This means, among other things, that the Acquired Fund will satisfy the distribution requirements of section 852(a)(1) of the Code for its taxable year ending on the effective date of the Reorganization.

  2. The Acquiring Fund qualifies, and will continue to qualify after the Reorganization, as a RIC under Subchapter M of the Code and as a separate corporation under section 851(g) of the Code.

  3. The fair market value of the Acquiring Fund Shares received by an Acquired Fund shareholder will be approximately equal to the fair market value of the Acquired Fund shares surrendered in exchange.

  4. The Acquiring Fund will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Acquired Fund immediately before the Reorganization. For this purpose, assets of the Acquired Fund held immediately before the Reorganization are deemed to include (a) amounts paid or payable for expenses incurred by the Acquired Fund in connection with the Reorganization and (b) all redemptions and distributions made by the Acquired Fund in connection with the Reorganization (except for regular, normal dividends).

  5. The Acquiring Fund will continue the historic investment business of the Acquired Fund (with substantially the same investment objectives as those used by the Acquired Fund) or use a majority of the Acquired Fund's historic business assets in an investment business. For this purpose, the Acquired Fund's historic business assets include any assets disposed of by the Acquired Fund pursuant to the Agreement.

  6. There is no plan or intention by the Acquiring Fund to sell or otherwise dispose of, or to cause the sale or disposition of, any of the assets of the Acquired Fund acquired in the Reorganization, except for (a) dispositions made in the ordinary course of business and/or (b) the sale of a minority of the Acquired Fund's assets (including any assets disposed of by the Acquired Fund pursuant to the Agreement) if necessary to comply with the Acquiring Fund's investment objectives or to comply with its investment limitations.

  7. There is no intercorporate indebtedness between the Acquiring Fund and the Acquired Fund.
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Alterman Investment Fund, Inc.
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  8.  None of the Acquired Fund's shares has been or will be redeemed directly or indirectly (including, without limitation, through a partnership) by the Acquired Fund in anticipation of the Reorganization, and the Acquired Fund has not made and will not make any extraordinary distribution with respect to its shares in anticipation of the Reorganization (except for any distribution necessary for the Acquired Fund to comply with the distribution requirements of section 852(a)(1) of the Code).

  9. The Acquiring Fund has no plan or intention to reacquire directly or indirectly (including, without limitation, through a partnership) or to make any extraordinary distribution with respect to any Acquiring Fund Shares issued in the Reorganization, except for redemptions pursuant to a demand of a shareholder in the ordinary course of the Acquiring Fund's business as an open-end investment company pursuant to section 22(e) of the Investment Company Act of 1940. There is no formal or informal agreement between the Acquiring Fund and any shareholder of the Acquired Fund for the shareholder to make any such demand.

  10. The Acquiring Fund (a) has not transferred and will not transfer cash or other property to the Acquired Fund in anticipation of the Reorganization and
(b) has not made and will not make any loan to the Acquired Fund in anticipation of the Reorganization.

  11. The Acquiring Fund, the Acquired Fund, and the Acquired Fund's shareholders have paid or will pay their respective expenses, if any, incurred in connection with the Reorganization, except that the Acquiring Fund and/or Salomon Smith Barney, Inc. might pay expenses of the Acquired Fund solely and directly related to the Reorganization.

  12. The liabilities, if any, of the Acquired Fund to be assumed by the Acquiring Fund and the liabilities to which the assets of the Acquired Fund are subject, if any, were incurred by the Acquired Fund in the ordinary course of business, except for liabilities for expenses of the Acquired Fund solely and directly related to the Reorganization.

  13. On the effective date of the Reorganization, each of the fair market value and the adjusted federal income tax basis of the Acquired Fund's assets transferred to the Acquiring Fund will exceed the sum of the Acquired Fund's liabilities, if any, assumed by the Acquiring Fund, plus (without duplication) the amount of liabilities, if any, to which the transferred assets are subject.

  14. The Acquired Fund does not hold any asset the disposition of which could be subject to tax under section 1374 of the Code or subject to a consent under section 341(f) of the Code.
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Alterman Investment Fund, Inc.
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  15.  No Acquired Fund shares acquired in connection with the performance of services are subject to a substantial risk of forfeiture within the meaning of section 83(a) of the Code.

  16. The Acquiring Fund does not own, has not owned during the last five years, and will not own before the Reorganization, directly or indirectly, any of the Acquired Fund shares.

  17. None of the compensation received by any shareholder-employee of the Acquired Fund will be separate compensation for, or allocable to, any Acquired Fund shares; none of the Acquiring Fund Shares received by any shareholder-employee of the Acquired Fund will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of the Acquired Fund will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

  18. Although the Acquiring Fund is an open-end investment company, there is no plan or intention for any shareholder of the Acquired Fund to cause any shares of the Acquiring Fund to be redeemed directly or indirectly by the Acquiring Fund. Any redemption of Acquiring Fund shares held by any former shareholder of the Acquired Fund after the Reorganization will be the result of an independent investment decision of the shareholder based, at least in part, on circumstances arising after the Reorganization.

  Based on the foregoing, and assuming that (1) the preceding factual representations are accurate and will be accurate at the effective time of the Reorganization and all relevant times thereafter, and (2) the Reorganization, including the termination of the Acquired Fund's existence, will be consummated in accordance with the Agreement, we are of the opinion that (under existing law) for federal income tax purposes:

  1.   The Reorganization will qualify as a reorganization within the meaning of section 368(a) of the Code.

  2. The Acquired Fund and the Acquiring Fund each will be a "party to a reorganization" within the meaning of section 368(b) of the Code.

  3. The Acquired Fund will recognize no gain or loss on the transfer of its assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of its liabilities or on the distribution of such Acquiring Fund Shares to its shareholders.
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Alterman Investment Fund, Inc.
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  4.  The Acquiring Fund will recognize no gain or loss on its receipt of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of the Acquired Fund's liabilities.

  5. The Acquiring Fund's basis in the assets received from the Acquired Fund will be the same as the Acquired Fund's basis in such assets immediately before the Reorganization.

  6. The Acquiring Fund's holding period for the assets received will include the period during which the Acquired Fund held such assets.

  7. An Acquired Fund shareholder will recognize no gain or loss on the exchange of Acquired Fund shares for Acquiring Fund Shares in the Reorganization.

  8. The aggregate basis of the Acquiring Fund Shares received by an Acquired Fund's shareholder in the Reorganization will be the same as the aggregate basis of the Acquired Fund shares exchanged therefor.

  9. The holding period for the Acquiring Fund Shares received by an Acquired Fund shareholder in the Reorganization will include the holding period for the Acquired Fund shares exchanged therefor, if such Acquired Fund shares are held as a capital asset on the effective date of the Reorganization.

  Except as set forth above, we express no opinion regarding any tax consequences of the Reorganization. This opinion is solely for your benefit and may not be relied on by any other person. This opinion may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

  We consent to the use of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933 filed with the Securities and Exchange Commission by Smith Barney Muni Funds in connection with the Reorganization. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

                                        Very truly yours,